EXHIBIT 10.54
PURCHASE MONEY
INSTALLMENT SALE NOTE

$9,000,000.00	September 19, 2005
     FOR VALUE RECEIVED, the undersigned, SUTTON HILL PROPERTIES, LLC, a Nevada limited liability company, having an office at c/o Reading International, Inc., 500 Citadel Drive, Suite 300, Commerce, CA 90040 (the “Borrower”), hereby gives this purchase money installment sale note and promises, in consideration for the purchase of the tenant’s interest under a certain ground lease dated February 9, 1961 between Andrew C. Mayer, Berna L. Osnos, Francis M. Perlman and Richard Heller, Frances H. Cahen and Phillis H. Rosenthal, as Trustees under the Last Will and Testament of Isaac S. Heller, deceased, as landlord (the “Landlord”), and Turtle Bay Theatre Corporation, as tenant, as subsequently assigned, covering certain premises located at 1001-1007, New York, New York, to pay to the order of SUTTON HILL CAPITAL L.L.C., its successors or assigns (the “Lender”) at Lender’s office at 120 North Robertson Blvd., 3rd Floor, Los Angeles, CA 90048, or to such other address as Lender may from time-to-time designate, the sum of Nine Million and 00/100 ($9,000,000.00) Dollars, on December 31, 2010 together with interest thereon, payable in arrears, at the rate of eight and one quarter percent (8.25%) per annum, as follows:
     Except as set forth below in the event of any partial prepayment of this Note, payments of interest only in the amount of Sixty One Thousand Eight Hundred Seventy-Five and 00/100 ($61,875.00) Dollars, shall be due and payable commencing on October 1, 2005 and on the first day of each and every month thereafter, to and including December 1, 2010. The entire principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on December 31, 2010.
     Borrower is executing and delivering this Note to Lender in payment of the purchase price under a Contract of Sale between Lender, as Seller, and Borrower, as Purchaser, dated September 1, 2005, with respect to the tenant’s estate under a Ground Lease for premises at 1001-1007 Third Avenue, New York, New York (the “Contract”).
     Lender shall have the right to surrender this Note to Borrower at any time prior to December 31, 2010, whereupon Borrower shall, at Lender’s direction, issue two new notes, on the same terms as this Note (but only as to payments that shall not have been made under this Note prior to the date of surrender) in the aggregate principal amount of Nine Million and 00/100 ($9,000,000.00) Dollars, to Lender’s designated assignees.
     In the event any payment due under this Note is not paid when due, and such failure continues for five (5) days after notice to Borrower (provided that no such notice shall be required more than once in any twelve-month period) then, without limiting any of Lender’s other rights and remedies, Borrower shall pay to Lender (a) a late payment charge in an amount equal to one and one-half percent (1-1/2%) of any such payment not received by the due date, and (b) interest upon any such late payment, from the date such payment was due until the date payment is made, at a rate equal to the lesser of (a) 16% per annum or (b) the highest rate of interest then allowed by the laws of the State of New York (such lesser rate is defined as the “Default Rate”). All computation of interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.
     In the event any payment due under this Note is not paid when due and such failure continues for ten (10) days after notice to Borrower, Lender may declare the principal amount of this Note and all accrued but unpaid interest thereon to be immediately payable.
     If Borrower defaults under this Note after notice and expiration of applicable grace period and Lender obtains a money judgment against Borrower with respect thereto, Lender shall have the right, on notice to Borrower, to offset against any monetary obligations owed by Lender to Borrower all or any portion of the amount of said judgment. Any such offset shall reduce Borrower’s liability under said judgment to the extent of said offset.
     Borrower’s obligations to the Lender under this Note have been guaranteed by Reading International, Inc.

     Borrower agrees to pay all reasonable costs and expenses incurred by Lender in order to enforce the obligations of Borrower hereunder including, but not limited to, reasonable attorneys’ fees and expenses, whether or not litigation is commenced.
     This Note may not be amended, and compliance with its terms may not be waived, orally or by course of dealing, but only by a writing signed by Lender and Borrower. Any extension of time granted by Lender shall not release Borrower or constitute a waiver of any payment obligation, or otherwise diminish the rights and remedies of Lender.
     No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, remedy or power hereunder preclude any other or future exercise thereof or the exercise of any other right, remedy or power.
     Each and every right, remedy and power hereby granted to Lender or allowed it by law or other agreement shall be cumulative and not exclusive of any other right, remedy or power and may be exercised by Lender at any time and from time to time.
     Every provision of this Note is intended to be severable; if any term or provision of this Note shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
     The Borrower hereby waives presentment, demand, protest and notice of protest, non-payment or dishonor of this Note and any other notices unless specifically provided for herein. Notices shall be sent in accordance with the notice provisions set forth in the Contract.
     The provisions of this Note shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with the laws of the State of New York.
     Borrower waives the right to trial by jury in any action or proceeding based upon, arising out of or in any way connected to this Note or the transaction in connection with which this Note is executed.

SUTTON HILL PROPERTIES, LLC

By:	/s/ S. Craig Tompkins

Name: S. Craig Tompkins
Title: President

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